Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

WHEREAS, Edward T. Haslam (“Haslam”) is party to an employment agreement (the “Employment Agreement”) with Concord EFS, Inc., a Delaware corporation (“Concord”), dated October 2, 2002, as amended effective February 26, 2003.

WHEREAS, Haslam and Concord desire to extend the Employment Agreement;

WHEREAS, Concord has executed an agreement (the “Merger Agreement”) to merge with a subsidiary of First Data Corporation, a Delaware corporation (“First Data”), with Concord surviving as a subsidiary of First Data (the “Merger”);

NOW, THEREFORE, the parties agree to amend and restate the Employment Agreement as follows:

I.  Position and Term:    Concord shall continue to employ Haslam as the Concord Chief Financial Officer (“CFO”), and Haslam shall continue to perform the duties of the CFO, until the earlier of (i) sixty (60) days after the date of the completion of the Merger or (ii) March 31, 2004 (the earlier of such dates, the “Scheduled Termination Date”).

II.  Transition Package:

A.  Termination on Scheduled Termination Date.    If Haslam’s employment relationship with Concord continues until the Scheduled Termination Date, then, subject to Haslam first executing a general release that is reasonably satisfactory to Concord, Haslam shall receive the following transition package (and all of his stock option agreements shall be amended at the time to so provide):

(i)  Six (6) months of salary/stay bonus (i.e., $175,000, based on his annual salary of $350,000) payable no later than the Scheduled Termination Date;

(ii)  One (1) year salary and benefits payable from the Scheduled Termination Date (to be paid in accordance with Concord’s normal payroll practices and not in one lump sum); and

(iii)  Continued vesting for one (1) year from the Scheduled Termination Date of all stock options that have been granted to Haslam prior to the date hereof, and then an additional 90 days after the first anniversary of the Scheduled Termination Date to exercise all vested stock options;

The payments, rights and benefits described in clauses (i), (ii) and (iii) above are collectively referred to as the “Anticipated Transition Package.”

B.  Involuntary Termination by Concord Prior to Scheduled Termination Date.    If Concord terminates (for any reason) Haslam’s employment with Concord prior to the Scheduled Termination Date, then, subject to Haslam first executing a general release that is reasonably satisfactory to Concord, Haslam shall receive both (i) salary and benefits payable until the Scheduled Termination Date (to be paid in accordance with Concord’s normal payroll practices and not in one lump sum) and (ii) the Anticipated Transition Package.

C.  Termination by Haslam Prior to Scheduled Termination Date.    If Haslam terminates his employment relationship with Concord prior to the Scheduled Termination Date, then Haslam agrees that the one hundred thousand options to acquire Concord common stock granted to him most recently before the effective date of this amended and restated agreement shall automatically terminate and shall no longer be exercisable from and after the date on which such termination of his employment relationship shall have occurred (and, for the avoidance of doubt, Haslam shall not be entitled to receive (i) salary or benefits with respect to any periods from and after the date on which such termination of his employment relationship shall have occurred or (ii) the Anticipated Transition Package).

III.  Agreement and Waiver of Retention Plan Participation.    As consideration for the foregoing, (i) Haslam shall continue to perform the duties of the CFO, and Haslam will continue to transition knowledge to Norman Bennett of the monthly close process, monthly and quarterly financial reporting, and the ability to understand Concord’s 2003 (and, as applicable, 2004) business plan and overall business and financial model, and (ii) Haslam hereby waives any right to participate in the Retention Plan (as defined in the Merger Agreement) and agrees that he will not receive any of the Retention Plan Amount (as defined in the Merger Agreement).

This amended and restated agreement shall be effective as of May 29, 2003, and may be signed in counterparts.

/s/ EDWARD T. HASLAM
Edward T. Haslam

CONCORD, INC.

By:	/s/ J. RICHARD BUCHIGNANI
J. Richard Buchignani

By:	/s/ E. MILES KILBURN
E. Miles Kilburn